As filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333-122076

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

☐  Pre-Effective Amendment No.

☒ Post-Effective Amendment No. 1

(Check Appropriate Box or Boxes)

ALLIANZ FUNDS

(formerly PIMCO Funds: Multi-Manager Series)

(Exact Name of Registrant as Specified in Charter)

1-800-427-4648

(Area Code and Telephone Number)

840 Newport Center Drive, Newport Beach, CA 92660

(Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

Copies to:

E. Blake Moore, Jr., Esq. c/o Allianz Global Investors Distributors LLC 2187 Atlantic Street Stamford, Connecticut 06920	Newton B. Schott, Jr., Esq. c/o Allianz Global Investors Distributors LLC 2187 Atlantic Street Stamford, Connecticut 06920	Joseph B. Kittredge, Jr., Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110

(Name and Address of Agent For Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

The Registrant has registered an indefinite amount of its shares of beneficial interest under the Securities Act of 1933, pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon Rule 24f-2, no filing fee is being paid at this time.

This Amendment to the Registration Statement on Form N-14 of Allianz Funds (formerly PIMCO Funds: Multi-Manager Series) (the “Trust”), filed with the Commission on January 14, 2005 (Accession No. 0001193125-05-006708; 1933 Act Registration No. 333-122076) (the “Registration Statement”), is being filed solely to add Exhibits 1(b), 2(c), 5(a), 5(b), 12(a) and 12(b) to the Registration Statement. The prospectus and statement of additional information included in the Registration Statement are incorporated herein by reference.

FORM N-14

PART C

OTHER INFORMATION

Item 15.	INDEMNIFICATION

Reference is made to Article VIII, Section 1, of the Registrant’s Third Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference herein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Trust’s Third Amended and Restated Agreement and Declaration of Trust, its Bylaws or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, officers or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustees, officers or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.	EXHIBITS

(1)	(a)	Form of Second Amendment and Restated Agreement and Declaration of Trust (2).

	(b)	Third Amended and Restated Agreement and Declaration of Trust (32).

(2)	(a)	Form of Amended and Restated Bylaws (6).

	(b)	Amended and Restated Bylaws dated as of September 26, 2002 (15).

	(c)	Second Amended and Restated Bylaws of Allianz Funds (32).

(3)	Voting trust agreements affecting more than 5% of any class of equity securities - None.

(4)	Form of Agreement and Plan of Reorganization (31).

(5)	(a)	Article III (Shares) and Article V (Shareholders’ Voting Powers and Meetings) of the Third Amended and Restated Agreement and Declaration of Trust (32).

	(b)	Article 9 (Issuance of Shares Certificates) and Article 11 (Shareholders’ Voting Powers and Meetings) of the Second Amended and Restated Bylaws (32).

(6)	(a)	(i)	Form of Amended and Restated Investment Advisory Agreement dated as of May 5, 2000 (6).

		(ii)	Form of Addendum to Investment Advisory Agreement to add the NFJ International Value Fund (32).

		(iii)	Form of Addendum to Investment Advisory Agreement to decrease the advisory fee rate with respect to PIMCO Growth & Income Fund (f/k/a PIMCO Mid-Cap Equity Fund) and to add the PIMCO Healthcare Innovation, PIMCO Internet Innovation, PIMCO Small-Cap Technology, PIMCO Telecom Innovation, PIMCO Electronics Innovation, PIMCO/Allianz New Asia, PIMCO/Allianz Europe Growth, PIMCO/Allianz Select World and PIMCO/Allianz Emerging Markets Funds (6).

		(iv)	Form of Addendum to Investment Advisory Agreement to add the Select Value Fund (10).

		(v)	Form of Addendum to Investment Advisory Agreement to add the PIMCO RCM International Growth Equity Fund, PIMCO RCM Emerging Markets Fund, PIMCO RCM Europe Fund, PIMCO RCM Global Small-Cap Fund, PIMCO RCM Global Technology Fund, PIMCO RCM Global Healthcare Fund, PIMCO RCM Large-Cap Growth Fund, PIMCO RCM Tax-Managed Growth Fund, PIMCO RCM Mid-Cap Fund, PIMCO RCM Small-Cap Fund, PIMCO RCM Biotechnology Fund, PIMCO RCM Balanced Fund and PIMCO RCM Global Equity Fund (12).

		(vi)	Form of addendum to Investment Advisory Agreement to add the PIMCO NACM Core Equity Fund, PIMCO NACM Global Fund, PIMCO NACM Growth Fund, PIMCO NACM International Fund, PIMCO NACM Flex-Cap Value Fund, PIMCO NACM Pacific Rim Fund and PIMCO NACM Value Fund (13).

		(vii)	Form of Novation of Amended and Restated Investment Advisory Agreement, dated September 30, 2002, naming PIMCO Funds Advisors LLC as Adviser to the Trust (15).

		(viii)	Form of Addendum to Investment Advisory Agreement to add the PIMCO RCM Europe Fund (22).

		(ix)	Form of Addendum to Investment Advisory Agreement to add the PIMCO RCM Global Resources Fund and PIMCO RCM Global Financial Services Fund (25).

(x) Form of Addendum to Investment Advisory Agreement to add the PIMCO NACM International Core Fund (24).

	(b)	(i) Form of Portfolio Management Agreement with Dresdner RCM Global Investors LLC (12).

(ii) Form of Novation of Portfolio Management Agreement with Dresdner RCM Global Investors, LLC (15).

(iii) Form of Addendum to Portfolio Management Agreement with Dresdner RCM Global Investors, LLC (20).

(iv) Form of Addendum to Portfolio Management Agreement with Dresdner RCM Global Investors, LLC (22).

(v) Form of Addendum to Portfolio Management Agreement with Dresdner RCM Global Investors, LLC (23).

(7)	(a)	Form of Amended and Restated Distribution Contract (16).

(b)	Supplement to Distribution Contract to add the PIMCO Large-Cap Value, PIMCO International Value, PIMCO Balanced
Value, PIMCO Core Equity, PIMCO Small-Cap Value, PIMCO Disciplined Value and PIMCO Mid-Cap Value Funds (18).

	(c)	Form of Dealer Agreement (8).

	(d)	Form of Supplement to Distribution Contract to add PIMCO RCM Europe Fund (22).

	(e)	Supplement to Distribution Contract to add PIMCO RCM Global Resources Fund and PIMCO RCM Global Financial Services Fund (25).

	(f)	Form of Supplement to Distribution Contract to add PIMCO NACM International Core Fund (24).

(8)	Bonus, profit-sharing or pension plans - None.

(9)	(a)	Form of Custody and Investment Accounting Agreement dated January 1, 2000 with State Street Bank & Trust Company (6).

	(b)	Form of Amendment to Custody and Investment Accounting Agreement with State Street Bank & Trust Company (10).

(10)	(a)	Form of Distribution and Servicing Plan (Class A) (3).

	(b)	Form of Distribution and Servicing Plan (Class B) (3).

	(c)	Form of Distribution and Servicing Plan (Class C) (3).

	(d)	Plans for Administrative Class shares.

(i) Form of Distribution Plan for Administrative Class Shares (3).

(ii) Amended and Restated Plan for Administrative Class shares (31).

	(e)	Form of Distribution Plan for Class D Shares included as part of the Form of Amended and Restated Administration Agreement included in Exhibit (13)(a).

	(f)	Form of Distribution and Servicing Plan for Class R shares (17).

	(g)	Form of Amended and Restated Multi-Class Plan (8).

	(h)	Amended and Restated Multi-Class Plan dated September 19, 2001 (11).

	(i)	Second Amended and Restated Multi-Class Plan dated December 5, 2002 (7).

	(j)	Third Amended and Restated Multi-Class Plan dated October 7, 2003 (25).

	(k)	Fourth Amended and Restated Multi-Class Plan dated September 8, 2004 (27).

(11)	Opinion and Consent of Counsel as to legality of securities being registered (31).

(12)	(a)	Opinion of Counsel as to tax matters, filed herewith.

	(b)	Consent of Counsel, filed herewith.

(13)	(a)	Administration Agreements

(i) Form of Amended and Restated Administration Agreement between the Trust and PIMCO Advisors L.P. (6).

(ii) Revised Schedule to Administrative Agreement (Exhibit 13(a)(i)) as of December 6, 2001 (12).

(iii) Revised Schedule to Administrative Agreement (Exhibit 13(a)(i)) as of June, 2002 (13).

	(iv)	Form of Revised Schedule to Administrative Agreement (Exhibit 13(a)(i)) as of December, 2002 (16).

	(v)	Form of Revised Schedule to Administrative Agreement (Exhibit 13(a)(i)) as of December, 2003 (21).

	(vi)	Amended and Restated Administration Agreement between the Trust and PIMCO Advisors Fund Management LLC dated March 7, 2003 (19).

	(vii)	Updated Schedule to Administration Agreement (Exhibit 13(a)(vi))(20).

	(viii)	Form of Updated Schedule to Administration Agreement (Exhibit 13(a)(vi)) (22).

	(ix)	Form of Updated Schedule to Administration Agreement (Exhibit 13(a)(vi)) (24).

	(x)	Updated Schedule to Administration Agreement (Exhibit 13(a)(vi)) (25).

	(xi)	Amended and Restated Administration Agreement dated April 1, 2005 (32).

	(xii)	Form of Sub-Administration Agreement between PIMCO Advisors L.P. and Pacific Investment Management Company (3).

	(xiii)	Form of Amendment to Sub-Administration Agreement (to include Class D shares) between PIMCO Advisors L.P. and Pacific Investment Management Company (5).

(b)	Form of Agency Agreement and Addenda (1).

(c)	Form of Addendum to Agency Agreement (3).

(d)	Form of Assignment of Agency Agreement (3).

(e)	Form of Addendum to Agency Agreement (4).

(f)	(i)	Form of Transfer Agency and Services Agreement with National Financial Data Services (9).

(ii) Form of Transfer Agency and Services Agreement with First Data Investor Services Group, Inc. dated November 9, 1998, as amended July 20, 1999 (6).

(a) Amendment Number Two to the Transfer Agency and Series Agreement with First Data Investor Services Group, Inc. (10).

(iii) Form of Transfer Agency and Services Agreement with State Street Bank and Trust Company, including Form of Novation and Amendment of Transfer Agency Agreement (12).

	(g)	Form of Service Plan for Institutional Services Shares (4).

	(h)	(i) Form of Administrative Services Plan for Administrative Class Shares (3).

(ii) Amended and Restated Administrative Services Plan For Administrative Class shares (31).

	(i)	Form of Securities Lending Authorization Agreement with State Street Bank and Trust Company (14).

	(j)	Securities Lending Agency Agreement with Dresdner Bank AG (32).

	(k)	Form of Administration Agreement between the Trust and PIMCO Funds Advisors LLC (15).

(14)		Consent of PricewaterhouseCoopers LLP (31).

(15)		Financial Statements omitted pursuant to Item 14(a)(1) - None.

(16)		Power of Attorney (31).

(17)		Form of Proxy (31).

(99)	(a)	Prospectus dated November 1, 2004 (as revised April 1, 2005) for Class A, B and C shares of the Trust’s Technology Sector Stock Funds (34), as supplemented May 2, 2005 (35).

(b)	Prospectus dated November 1, 2004 (as revised April 1, 2005) for Class D shares of the Trust’s Technology Sector Stock Funds (34), as supplemented May 2, 2005 (35).

(c)	Prospectus dated November 1, 2004 (as revised April 1, 2005) for Administrative and Institutional Class shares of the RCM Global Technology Fund and RCM Innovation Fund (34), as supplemented May 2, 2005 (35).

(d)	Statement of Additional Information of the Trust dated April 1, 2005 (33).

(e)	Allianz Funds Shareholders Guide for Class A, B, C and R shares (28).

(f)	Registrant’s June 30, 2004 Annual Report for Class A, B and C shares (29).

(g)	Registrant’s June 30, 2004 Annual Report for Class D shares (29).

(h)	Registrant’s June 30, 2004 Annual Report Institutional and Administrative Class shares (29).

* * * * *

1.	Incorporated by reference from Post-Effective Amendment No. 22 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on July 1, 1996.

2.	Incorporated by reference from Definitive Proxy Statement of the Trust (File No. 811-06161), as filed on November 7, 1996.

3.	Incorporated by reference from Post-Effective Amendment No. 25 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on January 13, 1997.

4.	Incorporated by reference from Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 31, 1997.

5.	Incorporated by reference from Post-Effective Amendment No. 36 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 30, 1998.

6.	Incorporated by reference from Post-Effective Amendment No. 51 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on August 17, 2000.

7.	Incorporated by reference from Post-Effective Amendment No. 53 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 31, 2000.

8.	Incorporated by reference from the Registration Statement on Form N-14 of the Trust (File No. 333-54506), as filed on January 29, 2001.

9.	Incorporated by reference from Post-Effective Amendment No. 55 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on April 6, 2001.

10.	Incorporated by reference from Post-Effective Amendment No. 59 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on August 31, 2001.

11.	Incorporated by reference from Post-Effective Amendment No. 64 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 31, 2001.

12.	Incorporated by reference from Post-Effective Amendment No. 66 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on December 28, 2001.

13.	Incorporated by reference from Post-Effective Amendment No. 71 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on July 19, 2002.

14.	Incorporated by reference from Post-Effective Amendment No. 72 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on August 29, 2002.

15.	Incorporated by reference from Post-Effective Amendment No. 74 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 31, 2002.

16.	Incorporated by reference from Post-Effective Amendment No. 81 under the Investment Company Act to the Trust’s Registration Statement on Form N-1A (File No. 811-6161), as filed on December 16, 2002.

17.	Incorporated by reference from Post-Effective Amendment No. 76 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on December 30, 2002.

18.	Incorporated by reference from Post-Effective Amendment No. 79 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on April 1, 2003.

19.	Incorporated by reference from the Registration Statement on Form N-14 of the Trust (File No. 333-106248), as filed on June 18, 2003.

20.	Incorporated by reference from Post-Effective Amendment No. 83 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 28, 2003.

21.	Incorporated by reference from Post-Effective Amendment No. 85 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on December 15, 2003.

22.	Incorporated by reference from Post-Effective Amendment No. 86 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on January 16, 2004.

23.	Incorporated by reference from Post-Effective Amendment No. 88 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on April 16, 2004.

24.	Incorporated by reference from Post-Effective Amendment No. 89 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on June 16, 2004.

25.	Incorporated by reference from Post-Effective Amendment No. 92 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on September 1, 2004.

26.	Incorporated by reference from the Prospectus for Class A, B and C shares of the Trust’s Domestic Stock Funds filed pursuant to Rule 497(c) on November 3, 2004 (File No. 033-36528). Accession No. 0001193125-04-184928.

27.	Incorporated by reference from Post-Effective Amendment No. 93 to the Trust’s Registration Statement on Form N1-A (File No. 33-36528, Accession No. 0001193125-04-182000) as filed on November 1, 2004 as supplemented by the supplement dated November 1, 2004 as filed with the SEC on November 4, 2004 pursuant to Rule 497 (File No. 033-36528, Accession No. 0001193125-04-186275).

28.	Incorporated by reference from the PIMCO Funds Shareholders Guide for Class A, B, C and R shares of the Trust’s Funds filed pursuant to Rule 497(e) on December 30, 2004 (File No. 033-36528). Accession No. 0001193125-04-221635.

29.	Incorporated by reference from the Trust’s Annual Report on Form N-CSR (File No. 811-06161), as filed on September 8, 2004. Accession No. 0001193125-04-153474.

30.	Incorporated by reference from Post Effective Amendment No. 93 to the Trust’s Registration Statement on Form N-1A (File No. 811-616) as filed on November 1, 2004. Accession No. 0001193125-04-182000.

31.	Incorporated by reference from Registration Statement on Form N-14 of Allianz Funds (formerly PIMCO Funds: Multi-Manager Series), filed with the Commission on January 14, 2005 (Accession No. 0001193125-05-006708; 1933 Act Registration No. 333-122076).

32.	Incorporated by reference from Post Effective Amendment No. 100 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528) as filed on April 1, 2005. Accession No. 0001193125-05-068351.

33.	Incorporated by reference from Post-Effective Amendment No. 101 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528) as filed April 1, 2005. Accession No. 0001193125-05-068384.

34.	Incorporated by reference from the three Prospectuses filed pursuant to Rule 497 on April 1, 2005 (File No. 033-36528) for the Class A, B, and C shares of the Technology Sector Funds; Class D shares of the Technology Sector Funds; and Institutional Class and Administrative Class shares of the RCM Innovation Fund and RCM Global Technology Fund. Accession No. 0001193125-05-069525.

35.	Incorporated by reference from the Prospectus supplement filed pursuant to Rule 497 on May 2, 2005 (File No. 033-36528) for the Class A, B, and C shares of the Technology Sector Funds; Class D shares of the Technology Sector Funds; and Institutional Class and Administrative Class shares of the RCM Innovation Fund and RCM Global Technology Fund. Accession No. 0001193125-05-092116.

Item 17.	UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment of the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Third Amended and Restated Agreement and Declaration of Trust of Allianz Funds (the “Trust”), is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

SIGNATURES

As required by the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registrant’s Registration Statement has been signed on its behalf by the undersigned, thereto duly authorized, in the City of Stamford, and the State of Connecticut on the 17th day of June, 2005.

ALLIANZ FUNDS

By:	/s/ E. Blake Moore, Jr.
Name: E. Blake Moore, Jr.
Title: President and Chief Executive

As required by the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Donald P. Carter* Donald P. Carter	Trustee	June 17, 2005

/s/ Gary A. Childress* Gary A. Childress	Trustee	June 17, 2005

/s/ Theodore J. Coburn* Theodore J. Coburn	Trustee	June 17, 2005

/s/ W. Bryant Stooks* W. Bryant Stooks	Trustee	June 17, 2005

/s/ Gerald M. Thorne* Gerald M. Thorne	Trustee	June 17, 2005

/s/ David C. Flattum* David C. Flattum	Trustee	June 17, 2005

/s/ E. Blake Moore, Jr. E. Blake Moore, Jr.	President and Chief Executive	June 17, 2005

/s/ John P. Hardaway* John P. Hardaway	Treasurer and Principal Financial and Accounting Officer	June 17, 2005

*By:	/s/ E. Blake Moore, Jr.
Name: E. Blake Moore, Jr.
Title: Attorney-In-Fact
Date: June 17, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Name

12(a)	Opinion of Counsel as to certain tax matters related to the merger of RCM Innovation Fund and RCM Global Technology Fund.

12(b)	Consent of Counsel.

99(a)	Prospectus dated November 1, 2004 (as revised April 1, 2005) for Class A, B and C shares of the Trust’s Technology Sector Stock Funds, as supplemented May 2, 2005.

(b)	Prospectus dated November 1, 2004 (as revised April 1, 2005) for Class D shares of the Trust’s Technology Sector Stock Funds, as supplemented May 2, 2005.

(c)	Prospectus dated November 1, 2004 (as revised April 1, 2005) for Administrative and Institutional Class shares of the RCM Global Technology Fund and RCM Innovation Fund, as supplemented May 2, 2005.

(d)	Statement of Additional Information of the Trust dated April 1, 2005.

(e)	Allianz Funds Shareholders Guide for Class A, B, C and R shares.

(f)	Registrant’s June 30, 2004 Annual Report for Class A, B and C shares.

(g)	Registrant’s June 30, 2004 Annual Report for Class D shares.

(h)	Registrant’s June 30, 2004 Annual Report Institutional and Administrative Class shares.